Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-147940) pertaining to the Long-Term Incentive Plan of El Paso Pipeline Partners, L.P. and the Registration Statement on Form S‑3 (No. 333-165679) of El Paso Pipeline Partners, L.P. and its subsidiaries of our report dated February 26, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 26, 2013